AMENDMENT NO.2 TO BYLAWS
OF
HELIUS MEDICAL TECHNOLOGIES, INC.
(a Wyoming corporation)

Pursuant to the provisions of the Wyoming Business Corporation Act, the Bylaws of Helius Medical Technologies, Inc. (the “Company”), and the Articles of Incorporation of the Company (the “Articles”), the Bylaws of the Company as currently in effect are hereby amended as follows:

1.             The second sentence of Section 2.8 of the Bylaws stating that “At least two (2) Shareholders representing at least five percent (5%) of the outstanding shares of the Company entitled to vote as a separate voting group at such meeting, represented in person or by proxy, shall constitute a quorum at any meeting of Shareholders, except as otherwise provided by the Act” is hereby amended and restated in its entirety to read as follows:

“At least 33 1/3 of the total outstanding shares of the Company entitled to vote as a separate voting group, present in person or by proxy, shall constitute a quorum at any meeting of Shareholders, except as otherwise set forth in the Company’s Articles of Incorporation or as required by the Act”.

3.             This Amendment was approved by the unanimous written consent of the board of directors of the Company in accordance with Article XIV of the Company’s Bylaws.

4.             Except as expressly amended by this Amendment, the Bylaws shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, this Amendment is hereby executed effective as of April 27, 2015.

HELIUS MEDICAL TECHNOLOGIES, INC.

/s/ Amanda Tseng
Amanda Tseng, Corporate Secretary and CFO